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                                                                      Exhibit 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-54854, 33-75102 and 33-89004) pertaining to the 1991 Stock
Option Plan, in the Registration Statement (Form S-8 No. 33-54856) pertaining to the 1991 Nonemployee Directors Stock Option Plan, and in the Registration Statements (Form S-8 Nos. 33-9466, 33-11244, 33-30345, 33-34598, 33-34599,
33-34600 and 33-40614), pertaining to the Amended and Restated 1982 Stock Option Plan and the 1986 Employee Stock Purchase Plan, and in the Registration Statements (Form S-3 Nos. 33-78718, 333-16879 and 333-29823), pertaining to the registration of Common Stock Warrants and the Common Stock of IntelliCorp, Inc., of our report dated July 31, 1998, with respect to the consolidated financial statements of IntelliCorp, Inc. included in this Annual Report (Form 10-KSB) for the year ended June 30, 1998.



                                                           /s/ ERNST & YOUNG LLP

Palo Alto, California
October 6, 1998



IntelliCorp is a registered trademark of IntelliCorp, Inc. ModelWorks, ModelStore, LiveModel, LiveAnalyst, GoLive, LiveDesign, R/Viewer, and ModelCapture are trademarks of IntelliCorp, Inc. PowerModel, Kappa-PC, and KEE are registered trademarks of IntelliCorp. SAP, R/3, SAPPHIRE, and Business Engineer are trademarks or registered trademarks of SAP AG. Bonapart is a registered trademark of UBIS GmbH. All other marks are used for the benefit of their respective owners, and IntelliCorp, Inc. disclaims any interest in such marks. [update based on trademarks used -- Veronica will know this information or see prior work samples]